POPULAR, INC. Contact:	Exhibit 99.1
Investor Relations:
Jorge A. Junquera Chief Financial Officer Senior Executive Vice President 787-754-1685
Media Relations:
Teruca Rullán Senior Vice President Corporate Communications 787-281-5170 or 917-679-3596/mobile

News
For Immediate Release:

Popular, Inc. Reports Financial Results for the Quarter Ended
June 30, 2007

San Juan, Puerto Rico, Wednesday, July 18, 2007 – Popular, Inc. (“the Corporation”) (NASDAQ: BPOP, BPOPO) reported net income for the quarter ended June 30, 2007 of $75.0 million, compared with $97.4 million in the same quarter of 2006. Basic and diluted earnings per common share (EPS) for the quarter ended June 30, 2007 were $0.26, compared with $0.34 for the quarter ended June 30, 2006. Financial results for the second quarter of 2007 when compared to the same quarter in the previous year were impacted by a $48.1 million increase in the provision for loan losses, which was mostly influenced by higher charge-offs in most portfolio categories due to weak economic conditions in Puerto Rico and a slowdown in the housing sector, particularly in the U.S. mainland. Further details on credit quality metrics are provided later in this press release. Net income for the second quarter of 2007 represented a return on assets (ROA) of 0.64% and a return on common equity (ROE) of 7.80%, compared with 0.80% and 10.72%, respectively, in the same quarter of 2006. This press release should be read in conjunction with the accompanying Financial Summary (Exhibit A) which is an integral part of this report.

For the six months ended June 30, 2007, the Corporation’s net income totaled $193.6 million, compared to $215.9 million for the same period in 2006. EPS for the six months ended June 30, 2007, basic and diluted, were $0.67. Basic and diluted EPS for the six months ended June 30, 2006 were $0.75. ROA and ROE for the first six months of 2007 were 0.83% and 10.32%, respectively, compared with 0.91% and 12.27%, respectively, for the same period in 2006.

“These are not good results. Market conditions have deteriorated but we continue to make progress and we feel confident about our future,” indicated Richard L. Carrión, Chairman of the Board and Chief Executive Officer of Popular, Inc.

Net interest income reflected an increase of $5.6 million for the quarter ended June 30, 2007 when compared with the same quarter in 2006. The following table summarizes the principal changes in average earning assets and funding sources and their corresponding yields and costs for the quarter ended June 30, 2007, compared with the same quarter in 2006:

(Dollars in billions)	Average balances				Average Yields / Costs
	2nd	2nd			2nd	2nd
	quarter	quarter	Dollar	%	quarter	quarter
	2007	2006	Variance	Variance	2007	2006	Variance
Money market, trading and investment securities	$11.1	$13.3	($2.2)	(17%)	4.65%	4.48%	0.17%

Loans:
Commercial •	14.9	13.4	1.5	11	7.71	7.45	0.26
Mortgage ••	11.3	12.2	(0.9)	(7)	7.17	6.82	0.35
Consumer	5.3	5.0	0.3	6	10.78	10.57	0.21
Lease financing	1.2	1.3	(0.1)	(8)	7.81	7.47	0.34

Total loans	32.7	31.9	0.8	3	8.03	7.70	0.33

Total earning assets	$43.8	$45.2	($1.4)	(3%)	7.17%	6.75%	0.42%

Interest bearing deposits	$20.9	$18.9	$2.0	11%	3.51%	2.88%	0.63%
Short-term borrowings	9.3	11.0	(1.7)	(15)	5.15	4.64	0.51
Long-term borrowings	8.2	10.2	(2.0)	(20)	5.41	5.25	0.16

Total interest bearing liabilities	38.4	40.1	(1.7)	(4)	4.32	3.96	0.36

Non-interest bearing sources of funds	5.4	5.1	0.3	6

Total funds	$43.8	$45.2	($1.4)	(3%)	3.78%	3.52%	0.26%

Net interest spread					2.85%	2.79%	0.06%

Net interest yield					3.39%	3.23%	0.16%

• Includes commercial construction loans
••Includes residential construction loans

The increase in net interest income was impacted by a change in the mix of the Corporation’s earning assets and interest bearing liabilities. The decline experienced in the investment portfolio due to the maturity of low yielding agency securities and in the mortgage loan portfolio due to sales of low yielding mortgage loans from the Puerto Rico operations in 2006 and the reduction in origination volume experienced in the U.S. mortgage sector, was partially offset by an increase in the commercial and consumer loan portfolios, which due to their characteristics have higher yields. Furthermore, earning assets were funded with a greater proportion of interest bearing deposits, which generally carry a lower average cost than borrowed money.

The increase in the net interest yield was mainly the result of improved yield in the Corporation’s earning assets, including an increase in the yield of the commercial loan portfolio influenced by the last two tightenings performed by the Federal Reserve (“Fed”) in the mid to later part of the second quarter of 2006 which favorably impacted the floating rate portfolio. The mortgage loan portfolio also contributed with a higher aggregate average yield in part as a result of higher rates for new loans, a reduction in the premium amortized for securitized mortgage loans due to a reduction in prepayment speeds, and the sale of low yielding mortgage loans from the Puerto Rico operations during 2006. The yield of the investment portfolio also rose but to a lesser degree, partly due to the repricing of collateralized mortgage obligations with floating rates and to the maturity of U.S. Agency securities with lower rates. These favorable changes were partially offset by higher cost of interest bearing deposits due to growth in average time deposits, which is a higher-cost funding source. The increase in the cost of savings and time deposits was influenced by a very competitive environment, both in Puerto Rico and in the U.S. mainland, and high interest rate campaigns in deposits gathered through the E-LOAN’s platform in the latter part of 2006. Also, the second quarter of 2007 was impacted by higher funding costs on short-term borrowings due in part to the previously mentioned tightenings performed by the Fed during the second quarter of 2006.

The provision for loan losses totaled $115.2 million or 125% of net charge-offs for the quarter ended June 30, 2007, compared with $67.1 million or 130%, respectively, for the same quarter in 2006. The provision for loan losses for the quarter ended June 30, 2007, when compared with the same quarter in 2006, reflects higher net charge-offs, mainly in the consumer loan portfolio both in Puerto Rico and the U.S. mainland due to higher delinquencies resulting from economic conditions. Net charge-offs also experienced increases in the commercial loan portfolio in Puerto Rico and in the mortgage loan portfolio in the U.S. operations, especially in the subprime sector. The economy in Puerto Rico has been impacted by the local government’s budgetary imbalance and a higher cost of living which has impacted consumer spending. The increase of $40 million in net charge-offs for the quarter ended June 30, 2007, compared with the same quarter in the previous year, resulted from higher net charge-offs on consumer loans by $23 million, commercial loans by $9 million, and mortgage loans by $9 million, offset by a decrease of $1 million in lease financing net charge-offs.

The following table presents annualized net charge-offs to average loans held-in-portfolio by loan category.

Annualized Net Charge-offs to Average Loans Held-in-Portfolio
	2nd	1st	2nd
	Quarter	Quarter	Quarter
	2007	2007	2006
Commercial *	0.49%	0.38%	0.26%
Lease financing	1.24	1.46	1.45
Mortgage **	0.87	0.74	0.48
Consumer	3.61	2.94	2.00

Total portfolio	1.16%	0.96%	0.66%

* Includes commercial construction loans
** Includes residential construction loans

Exhibit A provides credit quality data, including certain key credit quality metrics. The allowance for loan losses represented 1.76% of loans held-in-portfolio at June 30, 2007, compared with 1.53% at June 30, 2006 and 1.63% at December 31, 2006. Non-performing assets increased $289 million from June 30, 2006 to the same date in 2007. This increase was reflected in mortgage loans by $153 million, commercial loans by $93 million, lease financing by $10 million, consumer loans by $4 million and other real estate by $29 million. Non-performing assets rose by $169 million since December 31, 2006, with the increase mostly attributable to an $83 million increase in non-performing commercial loans, and a $63 million increase in non-performing mortgage loans, including U.S. mainland and Puerto Rico operations, partially offset by a reduction in non-performing consumer loans of $6 million. Other real estate owned, representing real estate property acquired through foreclosure, increased $28 million from December 31, 2006, principally in Popular Financial Holdings (“PFH”). With the slowdown in the U.S. housing market, there is a continued economic deterioration in certain geographic areas, which also has a slowdown effect on the market for resale of the repossessed real estate properties.

Non-interest income totaled $203.4 million for the quarter ended June 30, 2007, compared with $184.0 million for the same quarter in 2006. This increase resulted from the following principal factors / variances:

•	Unfavorable valuation adjustments in the fair value of PFH’s interest-only residuals classified as available-for-sale were lower by $13.7 million.

•	Trading account profits increased by $8.5 million primarily due to realized gains on the sale of mortgage-backed securities issued by the Corporation’s mortgage banking subsidiary in Puerto Rico.

•	Other non-interest income decreased by $4.0 million mainly due to $11 million in dividends received from Telecomunicaciones de Puerto Rico, Inc. (“TELPRI”) in the second quarter of 2006. The shares of common stock in TELPRI were sold by the Corporation during the first quarter of 2007. Partially offsetting this decline were other service fees improving by $9.6 million driven mostly by increases of $4.4 million in credit and debit card fees and $3.6 million in net mortgage servicing fees.

Operating expenses totaled $361.1 million for the quarter ended June 30, 2007, a decrease of $1.9 million, or less than 1%, compared with $363.0 million for the same quarter in 2006. The reduction in personnel costs approximated $2.2 million, which was impacted by a decline in PFH of $10.6 million primarily due to the restructuring plan in the U.S. operations. This reduction was offset in part by the impact of merit increases across the Corporation’s subsidiaries. Full-time equivalent employees (FTEs) were 12,158 at June 30, 2007, a decrease of 670 from the same date in 2006, primarily as a result of the restructuring plan. Other operating expense categories in the aggregate remained stable for the quarter ended June 30, 2007 as compared to the same quarter in the previous year. The Corporation did not incur significant charges during the second quarter of 2007 related to the restructuring plan of the U.S. operations. Investors may refer to Popular, Inc.’s Form 10-Q filed on May 9, 2007 and the 2006 Annual Report incorporated by reference in the Corporation’s Form 10-K filed on March 1, 2007 for additional information on this plan.

Income tax expense amounted to $23.6 million for the quarter ended June 30, 2007, compared with $22.3 million in the same quarter of 2006. The effective tax rate for the second quarter of 2007 was 23.96%, compared with 18.64% in the same quarter of 2006. The increase was in part because in the second quarter of 2006 the Corporation reversed certain tax positions upon the completion of various federal and Puerto Rico tax audits, and there was higher exempt dividend income. On the other hand, the results for the second quarter of 2007 reflected a lower statutory tax rate in the Puerto Rico operations, which was 39%, compared with 43.5% for Banco Popular de Puerto Rico and 41.5% for other Puerto Rico corporations in the second quarter of 2006.

The accompanying Exhibit A provides information on the Corporation’s total assets and earning assets at June 30, 2007, June 30, 2006 and March 31, 2007.

A breakdown of the Corporation’s loan portfolio at period-end, which represents the principal category of earning assets, follows:

(In billions)	June 30, 2007	December 31, 2006	Variance	June 30, 2006	Variance
Commercial *	$15.2	$14.5	$0.7	$13.7	$1.5
Mortgage **	11.0	11.7	(0.7)	12.2	(1.2)
Consumer	5.4	5.3	0.1	5.0	0.4
Lease financing	1.2	1.2	—	1.3	(0.1)

Total	$32.8	$32.7	$0.1	$32.2	$0.6

* Includes commercial construction loans
** Includes residential construction loans

Investment and trading securities totaled $10.2 billion at June 30, 2007, compared with $10.6 billion at December 31, 2006 and $12.0 billion at June 30, 2006. The decrease in the Corporation’s investment securities portfolio from June 30, 2006 was mainly due to maturities of U.S. agency securities with low rates, which were not replaced, in part because the interest spread was not favorable, and also as part of the Corporation’s strategy to deleverage the balance sheet and reduce low yielding assets.

The decline in the mortgage loan portfolio at June 30, 2007 when compared with December 31, 2006 was principally the result of an off-balance sheet securitization transaction performed by PFH in May 2007 for approximately $461 million in loans. This mortgage loan portfolio consisted principally of subprime mortgage loans originated by PFH in the latter part of 2006 and in 2007 by the business divisions that were transitionally shut down as part of the restructuring plan.

A breakdown of the Corporation’s deposits at period-end follows:

(In billions)	June 30, 2007	December 31, 2006	Variance	June 30, 2006	Variance
Demand *	$5.0	$4.9	$0.1	$4.9	$0.1
Savings	9.5	9.2	0.3	8.6	0.9
Time	10.9	10.3	0.6	9.9	1.0

Total deposits	$25.4	$24.4	$1.0	$23.4	$2.0

* Includes non-interest and interest bearing demand deposits

Deposit growth since June 30, 2006 was primarily associated with competitive rate campaigns in Puerto Rico and deposits captured through the online webpage of E-LOAN. The increase from December 31, 2006 was influenced by similar factors as well as money market campaigns in the U.S. operations during 2007. The accompanying Exhibit A also provides information on outstanding borrowings and stockholders’ equity at June 30, 2007 and 2006, and March 31, 2007. The increase in stockholders’ equity from $3.6 billion at December 31, 2006 to $3.7 billion at June 30, 2007 was mainly due to earnings retention offset by an increase of approximately $44 million, net of tax, in the unrealized losses due to the valuation of available-for-sale investment securities portfolio.

* * *

The information included in this press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and involve certain risks and uncertainties that may cause actual results to differ materially from those expressed in forward-looking statements. Factors such as changes in interest rate environment as well as general changes in business and economic conditions may cause actual results to differ from those contemplated by such forward-looking statements. For a discussion of such risks and uncertainties, see the Corporation’s Annual Report on Form 10-K for the most recently ended fiscal year as well as its filings with the U.S. Securities and Exchange Commission. The Corporation assumes no obligation to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements.

* * *

Popular, Inc. is a full service financial institution based in Puerto Rico with operations in Puerto Rico, the United States, the Caribbean and Latin America. As the leading financial institution in Puerto Rico, with over 300 branches and offices, the Corporation offers retail and commercial banking services through its franchise, Banco Popular de Puerto Rico, as well as auto and equipment leasing and financing, mortgage loans, consumer lending, investment banking, broker / dealer and insurance services through specialized subsidiaries. In the United States, the Corporation has established a community banking franchise providing a broad range of financial services and products to the communities it serves. Banco Popular North America operates over 140 branches in California, Texas, Illinois, New York, New Jersey and Florida. Popular Financial Holdings, with 132 consumer finance offices, offers mortgage and personal loans, while E-LOAN provides online consumer direct lending to obtain mortgage, auto and home equity loans. The Corporation, through its financial transaction processing company, EVERTEC, continues to use its expertise in technology and electronic banking as a competitive advantage in its expansion throughout the United States, the Caribbean and Latin America. The Corporation is exporting its 113 years of experience through these regions while continuing its commitment to meeting the needs of retail and business clients through innovation, and to fostering growth in the communities it serves.

* * *

An electronic version of this press release can be found at the Corporation’s website, www.popular.com.

***

Exhibit A

Financial Summary (unaudited)	For the quarter ended		Second	For the quarter
	June 30,		Quarter	ended March 31
			2007-2006
	2007	2006	Percent Variance	2007
Summary of Operations (In thousands, except share information)

Interest income	$784,911	$762,037	3.0%	$773,595

Interest expense	413,494	396,258	4.3	418,613

Net Interest income	371,417	365,779	1.5	354,982

Provision for loan losses	115,167	67,096	71.6	96,346

Net interest income after provision for loan losses	256,250	298,683	(14.2)	258,636

Net gain (loss) on sale and valuation adjustments of investment securities	1,175	(14,424)		81,771

Trading account profit (loss)	10,377	1,830		(14,164)

Gain on sale of loans and valuation adjustments on loans held-for-sale	28,294	29,054	(2.6)	3,434

Other non-interest income	163,529	167,526	(2.4)	181,135

Total non-interest income	203,375	183,986	10.5	252,176

Personnel costs	164,288	166,483	(1.3)	178,375

Amortization of intangibles	2,813	2,831	(0.6)	2,983

Other operating expenses	193,952	193,666	0.1	193,970

Total operating expenses	361,053	362,980	(0.5)	375,328

Net income before income tax	98,572	119,689	(17.6)	135,484

Income tax	23,622	22,308	5.9	16,837

Net income	$74,950	$97,381	(23.0)	$118,647

Net income applicable to common stock	$71,972	$94,403	(23.8)	$115,669

Basic and diluted EPS	$0.26	$0.34		$0.41

Dividends declared per common share	$0.16	$0.16		$0.16

Average common shares outstanding	279,355,701	278,354,043		279,079,065

Average common shares outstanding – assuming dilution	279,443,859	278,636,219		279,226,577

Common shares outstanding at end of period	279,326,816	278,293,561		279,073,657

Market value per common share	$16.07	$19.20		$16.56

Book value per common share	$12.57	$11.77		$12.72

Market capitalization – (In millions)	$4,489	$5,343		$4,621

Selected Average Balances – (In millions)

Total assets	$47,140	$48,565	(2.9)	$47,310

Total loans *	32,766	31,941	2.6	32,658

Earning assets	43,828	45,196	(3.0)	43,978

Deposits	24,924	22,976	8.5	24,333

Borrowings	17,563	21,145	(16.9)	18,321

Interest-bearing liabilities	38,422	40,094	(4.2)	38,663

Stockholders’ equity	3,886	3,721	4.4	3,822

Selected Financial Data at Period-End – (In millions)

Total assets	$46,985	$48,400	(2.9)	$47,165

Total loans *	32,752	32,217	1.7	32,881

Earning assets	43,568	44,835	(2.8)	43,888

Deposits	25,386	23,450	8.3	24,738

Borrowings	17,109	20,782	(17.7)	17,843

Interest-bearing liabilities	38,214	39,861	(4.1)	38,404

Stockholders’ equity	3,697	3,463	6.8	3,736

Performance Ratios

Net interest yield **	3.39%	3.23%		3.23%

Return on assets	0.64	0.80		1.02

Return on common equity	7.80	10.72		12.91

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$92.1	$51.6	78.5	$76.8

Allowance for loan losses	$565	$484	16.7	$542

Non-performing assets	$971	$682	42.4	$859

Allowance for losses to loans held-in-portfolio	1.76%	1.53%		1.70%

Non-performing assets to total assets	2.07	1.41		1.82

Non-performing assets to loans held-in-portfolio	3.02	2.16		2.70

Non-performing loans to loans held-in-portfolio	2.67	1.89		2.42

Allowance for loan losses to non-performing loans	65.81	80.86		70.37

*Includes loans held-for-sale
**Not on a taxable equivalent basis
Notes: Certain reclassifications have been made to prior periods to conform with this quarter.

Financial Summary (unaudited)	For the six months ended
	June 30,
	2007	2006	Percent Variance
Summary of Operations (In thousands, except share information)

Interest income	$1,558,506	$1,504,247	3.6%

Interest expense	832,107	778,704	6.9

Net Interest income	726,399	725,543	0.1

Provision for loan losses	211,513	116,043	82.3

Net interest income after provision for loan losses	514,886	609,500	(15.5)

Net gain (loss) on sale and valuation adjustments of investment securities	82,946	(2,084)

Trading account (loss) profit	(3,787)	13,305

Gain on sale of loans and valuation adjustments on loans held-for-sale	31,728	76,315	(58.4)

Other non-interest income	344,664	325,283	6.0

Total non-interest income	455,551	412,819	10.4

Personnel costs	342,663	344,535	(0.5)

Amortization of intangibles	5,796	5,552	4.4

Impact of change in fiscal period at certain subsidiaries		9,741	(100.0)

Other operating expenses	387,922	386,406	0.4

Total operating expenses	736,381	746,234	(1.3)

Net income before income tax	234,056	276,085	(15.2)

Income tax	40,459	60,201	(32.8)

Net income	$193,597	$215,884	(10.3)

Net income applicable to common stock	$187,641	$209,928	(10.6)

Basic and diluted EPS*	$0.67	$0.75

Dividends declared per common share	$0.32	$0.32

Average common shares outstanding	279,218,147	278,220,693

Average common shares outstanding – assuming dilution	279,335,818	278,526,487

Common shares outstanding at end of period	279,326,816	278,293,561

Market value per common share	$16.07	$19.20

Book value per common share	$12.57	$11.77

Market Capitalization – (In millions)	$4,489	$5,343

Selected Average Balance– (In millions)

Total assets	$47,225	$48,760	(3.1)

Total loans **	32,712	31,933	2.4

Earning assets	43,902	45,399	(3.3)

Deposits	24,630	22,810	8.0

Borrowings	17,940	21,537	(16.7)

Interest-bearing liabilities	38,542	40,403	(4.6)

Stockholders’ equity	3,854	3,690	4.4

Performance Ratios

Net interest yield ***	3.31%	3.19%

Return on assets	0.83	0.91

Return on common equity	10.32	12.27

Credit Quality Data – (Dollars in millions)

Net loans charged-off	$168.9	$96.4	75.2

Allowance for loan losses	$565	$484	16.7

Non-performing assets	$971	$682	42.4

Allowance for losses to loans held-in-portfolio	1.76%	1.53%

Non-performing assets to total assets	2.07	1.41

Non-performing assets to loans held-in-portfolio	3.02	2.16

Non-performing loans to loans held-in-portfolio	2.67	1.89

Allowance for loan losses to non-performing loans	65.81	80.86

*Quarterly amounts for 2006 do not add to the year-to-date total due to rounding
**Includes loans held-for-sale
***Not on a taxable equivalent basis
Notes: Certain reclassifications have been made to prior periods to conform with this period.